Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 27, 2020, relating to (1) the consolidated financial statements and the financial statement schedule of Vipshop Holdings Limited and its subsidiaries (collectively, the “Company”), and (2) the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2019.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

August 31, 2020